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                                                                      Exhibit 11

                       Huntington Bancshares Incorporated
                       Computation of Earnings Per Share
                   For Periods Ended March 31, 1996, and 1995
             ( in thousands of dollars, except per share amounts )


Period Ended March 31,                            1996           1995
                                              -----------     -----------
Net Income                                        $62,825         $54,862

Effect of Convertible Debt                              6              13
                                              -----------     -----------

Fully Diluted Net Income                          $62,831         $54,875
                                              ===========     ===========


Average Common Shares Outstanding             135,054,096     140,192,042

Dilutive Effect of Stock Options                1,058,336         779,532
                                              -----------     -----------

Average Common Shares and Common
     Share Equivalents -- Primary             136,112,432     140,971,574

Additional Dilutive Effect of Stock Options        19,381          15,127

Dilutive Effect of Convertible Debt                47,445          94,849
                                              -----------     -----------


Fully Diluted Shares                          136,179,258     141,081,550
                                              ===========     ===========


Net Income per Common Share Outstanding             $0.47           $0.39
Primary Earnings per Share                          $0.46           $0.39
Fully Diluted Earnings per Share                    $0.46           $0.39